Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements (the “Unaudited Pro Forma Statements”) give effect to the Arrangement, as defined below and discussed in the Notes to Unaudited Pro Forma Condensed Combined Financial Statements, under the purchase method of accounting. The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the Arrangement as if it had occurred on September 30, 2005. The Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2005 and for the year ended December 31, 2004 give effect to the Arrangement as if it was completed January 1, 2004.

These Unaudited Pro Forma Statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions described in the Notes to Unaudited Pro Forma Condensed Combined Financial Statements. The Unaudited Pro Forma Statements are not necessarily indicative of what the actual results of operations or financial position of Kinder Morgan, Inc. would have been if the Arrangement had in fact occurred on the dates or for the periods indicated, nor do they purport to project the results of operations or financial position of Kinder Morgan, Inc. for any future periods or as of any date. The Unaudited Pro Forma Statements do not give effect to any cost savings, operating synergies, and revenue enhancements expected to result from the Arrangement or the costs to achieve these cost savings, operating synergies, and revenue enhancements.

The Unaudited Pro Forma Statements should be read in conjunction with the Terasen Supplemental Information (the “Supplemental Information”), filed as Exhibit 99.3 to Kinder Morgan, Inc.’s Current Report on Form 8-K/A (Amendment No. 1) dated November 23, 2005 (the “Form 8-K/A”), the historical annual and interim consolidated financial statements and the related notes of Terasen Inc., filed as Exhibits 99.1 and 99.2 to the Form 8-K/A, and the historical annual and interim consolidated financial statements and the related notes of Kinder Morgan, Inc. filed with the Securities and Exchange Commission.

GLOSSARY OF TERMS

Unless the context otherwise requires, when used in the Unaudited Pro Forma Statements the following terms shall have the meanings set forth below.

“Arrangement” means the arrangement under section 288 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations made in accordance with Section 7.1 of the Combination Agreement or Article 6 of the Plan of Arrangement, or made at the direction of the Court in the Final Order. Under the terms of the Arrangement, which was completed on November 30, 2005, Kinder effectively acquired Terasen;

“BCBCA” means the Business Corporations Act (British Columbia) as now in effect and includes, where applicable, the Company Act (British Columbia) prior to the enactment of the BCBCA;

“BCUC” means the British Columbia Utilities Commission;

“Combination Agreement” means the agreement dated as of August 1, 2005 between Kinder, Subco and Terasen, as amended, supplemented and/or restated prior to the Effective Date, providing for, among other things, the Arrangement;

“Court” means the Supreme Court of British Columbia;

“Effective Date” means the date upon which all of the conditions to completion of the Arrangement set out in the Combination Agreement have been satisfied or waived and all documents required to be delivered by Terasen to Kinder and by Kinder to Terasen have been delivered to the satisfaction of the recipient, acting reasonably;

“Final Order” means the final order of the Court approving the Arrangement;

“Kinder” means Kinder Morgan, Inc., a Kansas corporation;

“Kinder Common Shares” means the shares of common stock in the capital of Kinder;

“Plan of Arrangement” means the plan of arrangement under section 288 of the BCBCA, as amended or varied in accordance with its terms or the terms of the Combination Agreement or at the direction of the Court in the Final Order;

“Share Option Plan” means the option plan of Terasen pursuant to which the Terasen Options were issued;

“Subco” means 0731297 B.C. Ltd., a wholly-owned subsidiary of Kinder;

“Terasen” means Terasen Inc., a corporation existing under the laws of British Columbia;

“Terasen Common Shares” means the issued and outstanding common shares in the capital of Terasen;

“Terasen Options” means the Terasen Common Share purchase options granted under the Share Option Plan; and

“Terasen Shareholder” means a holder of Terasen Common Shares.

KINDER MORGAN, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

(In US$ millions, except shares and per share information)

	Historical						Pro Forma
	Kinder	Terasen (U.S. GAAP)	Pro Forma Adjustments		Pro Forma Combined	Disposal Adjustments(r)	Combined as Adjusted

Operating revenues	$1,164.9	$1,446.0	$-		$2,610.9	$(118.4)	$2,492.5
Operating costs and expenses:
Gas purchases and other costs of sales	349.6	775.5	-		1,125.1	(92.1)	1,033.0
Other operating expenses	417.4	385.0	2.8	(n)	805.2	(22.4)	782.8
Total operating costs and expenses	767.0	1,160.5	2.8		1,930.3	(114.5)	1,815.8
Operating income	397.9	285.5	(2.8)		680.6	(3.9)	676.7
Other income and (expenses):
Equity in earnings of Kinder Morgan Energy Partners, L.P.	558.1	-	-		558.1	-	558.1
Equity in earnings of other equity investments	10.2	22.9	-		33.1	-	33.1
Interest expense, net	(155.1)	(137.9)	(85.7	)(o)	(372.1)	1.6	(370.5)
			6.6	(p)
Other, net	(55.9)	-	-		(55.9)	-	(55.9)
Total other income and (expenses):	357.3	(115.0)	(79.1)		163.2	1.6	164.8
Income from continuing operations before income taxes	755.2	170.5	(81.9)		843.8	(2.3)	841.5
Income taxes	226.7	50.1	(60.1	)(q)	216.7	(0.8)	215.9
Income from continuing operations	$528.5	$120.4	$(21.8)		$627.1	$(1.5)	$625.6

Basic earnings per common share from continuing operations	$4.27				$4.60		$4.59

Number of shares used in computing basic earnings per common share (thousands)	123,778		12,480	(a)	136,258		136,258

Diluted earnings per common share from continuing operations	$4.23				$4.56		$4.55

Number of shares used in computing diluted earnings per common share (thousands)	124,938		12,480	(a)	137,418		137,418

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

KINDER MORGAN, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005

(In US$ millions, except shares and per share information)

	Historical						Pro Forma
	Kinder	Terasen (U.S.GAAP)	Pro Forma Adjustments		Pro Forma Combined	Disposal Adjustments(r)	Combined as Adjusted

Operating revenues	$922.7	$1,127.5	$-		$2,050.2	$(118.8)	$1,931.4
Operating costs and expenses:
Gas purchases and other costs of sales	325.2	615.4	-		940.6	(93.2)	847.4
Other operating expenses	298.5	313.0	2.1	(n)	613.6	(20.7)	592.9
Total operating costs and expenses	623.7	928.4	2.1		1,554.2	(113.9)	1,440.3
Operating income	299.0	199.1	(2.1)		496.0	(4.9)	491.1
Other income and (expenses):
Equity in earnings of Kinder Morgan Energy Partners, L.P.	480.4	-	-		480.4	-	480.4
Equity in earnings of other equity investments	10.3	24.5	-		34.8	-	34.8
Interest expense, net	(130.5)	(108.3)	(64.3	)(o)	(298.2)	1.4	(296.8)
			4.9	(p)
Other, net	(25.3)	-	-		(25.3)	-	(25.3)
Total other income and (expenses):	334.9	(83.8)	(59.4)		191.7	1.4	193.1
Income from continuing operations before income taxes	633.9	115.3	(61.5)		687.7	(3.5)	684.2
Income taxes	258.1	27.7	(45.1	) (q)	240.7	(1.2)	239.5
Income from continuing operations	$375.8	$87.6	$(16.4)		$447.0	$(2.3)	$444.7

Basic earnings per common share from continuing operations	$3.06				$3.31		$3.29

Number of shares used in computing basic earnings per common share (thousands)	122,568		12,480	(a)	135,048		135,048

Diluted earnings per common share from continuing operations	$3.04				$3.28		$3.26

Number of shares used in computing diluted earnings per common share (thousands)	123,754		12,480	(a)	136,234		136,234

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

KINDER MORGAN, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2005

(In US$ millions)

	Historical						Pro Forma
	Kinder	Terasen (U.S. GAAP)	Pro Forma Adjustments		Pro Forma Combined	Disposal Adjustments(r)	Combined as Adjusted
ASSETS
Current assets	$595.0	$691.2	$3.2	(g)	$1,289.4	$(53.9)	$1,235.5
Discontinued Operations	-	-	-		-	114.0	114.0
Goodwill	893.2	85.8	2,096.2	(b)	2,989.4	-	2,989.4
			(85.8	)(b)
Investment in Kinder Morgan Energy Partners, L.P.	2,157.4	-	-		2,157.4	-	2,157.4
Other investments	180.5	351.4	-		531.9	(33.4)	498.5
Property, plant and equipment, net	5,847.2	3,416.7	86.0	(h)	9,349.9	(22.9)	9,327.0
Deferred charges and other assets	395.4	635.2	6.7	(m)	1,037.3	(3.8)	1,033.5
Total assets	$10,068.7	$5,180.3	$2,106.3		$17,355.3	$-	$17,355.3

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes Payable	$269.3	$639.5	$2,141.6	(c)	$3,050.4	$-	$3,050.4
Other Current Liabilities	410.5	847.8	(1.2	)(i)	1,279.9	(21.7)	1,258.2
			9.3	(j)
			13.5	(k)
Discontinued Operations	-	-	-		-	23.6	23.6
Deferred income taxes	2,518.8	557.9	16.7	(l)	3,093.4	-	3,093.4
Other liabilities and deferred credits	136.0	230.8	13.4	(m)	380.2	(1.9)	378.3
Long-term debt	2,848.9	1,639.3	31.0	(d)	4,519.2	-	4,519.2
Minority interests in equity of subsidiaries	1,137.2	-	-		1,137.2	-	1,137.2
Stockholders’ equity	2,748.0	1,265.0	(1,265.0	)(e)	3,895.0	-	3,895.0
			1,147.0	(f)
Total liabilities and stockholders’ equity	10,068.7	$5,180.3	$2,106.3		$17,355.3	$-	$17,355.3

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1.

Basis of Presentation

The unaudited pro forma condensed combined financial statements (the “Unaudited Pro Forma Statements”) give effect to the Arrangement under the purchase method of accounting. The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the Arrangement as if it had occurred on September 30, 2005. The Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2005 and for the year ended December 31, 2004 give effect to the Arrangement as if it had occurred on January 1, 2004. These Unaudited Pro Forma Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), in U.S. dollars. The historical income statements on which the Unaudited Pro Forma Statements are based report only the income of Kinder and Terasen attributed to continuing operations.

These Unaudited Pro Forma Statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions described below. The Unaudited Pro Forma Statements are not necessarily indicative of what the actual results of operations or financial position of Kinder would have been if the Arrangement had in fact occurred on the dates or for the periods indicated, nor do they purport to project the results of operations or financial position of Kinder for any future periods or as of any date. The Unaudited Pro Forma Statements do not give effect to any cost savings, operating synergies, and revenue enhancements expected to result from the Arrangement or the costs to achieve these cost savings, operating synergies, and revenue enhancements.

The Unaudited Pro Forma Statements should be read in conjunction with the historical annual and interim consolidated financial statements and the related notes of Kinder filed with the Securities and Exchange Commission and the historical annual and interim consolidated financial statements and the related notes of Terasen filed as Exhibit 99.1 and 99.2 to the Form 8-K/A. The historical consolidated financial statements of Kinder have been prepared in accordance with U.S. GAAP (in U.S. dollars). The historical consolidated financial statements of Terasen have been prepared in accordance with generally accepted accounting principles in Canada (in Canadian dollars) and have been reconciled to U.S. GAAP (converted to U.S. dollars) as presented in the Supplemental Information filed as Exhibit 99.3 to the Form 8-K/A.

2.

Acquisition

(a)

On November 30, 2005, Kinder completed the acquisition of all of the stock of Terasen pursuant to a Combination Agreement dated as of August 1, 2005, among Kinder, one of its wholly-owned subsidiaries, and Terasen (the “Combination Agreement”). Terasen shareholders were able to elect, for each Terasen share held, either (i) Cdn$35.75 in cash, (ii) 0.3331 shares of Kinder common stock, or (iii) Cdn$23.25 in cash plus 0.1165 shares of Kinder common stock. In the aggregate, Kinder issued approximately 12.48 million shares of its common stock and paid approximately Cdn$2.49 billion in cash to Terasen securityholders. The number of shares of Kinder common stock actually delivered may decrease slightly because cash will be paid in lieu of fractional shares.

The total assumed purchase price of US$3,302.1 million was calculated as follows:

Total Kinder common shares issued	12,480,000
Average market price of a Kinder common share — US$(1)	$91.91

Total market value of Kinder common shares issued — US$ millions	$1,147.0

Total cash paid for Terasen common shares and stock options — Cdn$ millions	$2,490.0
Exchange rate(2)	0.8601

Total cash paid for Terasen common shares and stock options — US$ millions	$2,141.6

Estimated transaction expenses — US$ millions	$13.5

Estimated purchase price in US$ millions (excluding debt assumed)	$3,302.1

__________________

(1)	Average closing price of Kinder common shares for two trading days prior and two trading days subsequent to the August 1, 2005 announcement of the Arrangement.

(2)	Bank of Canada closing spot rate on September 30, 2005, expressed as U.S. dollars per Canadian dollar exchanged.

(b)

Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the transaction, over the preliminary estimated fair value of net assets acquired is classified as goodwill on the accompanying Unaudited Pro Forma Condensed Combined Balance Sheet. Such goodwill is not amortized but evaluated for impairment on, at least, an annual basis. The estimated fair values and useful lives of assets acquired and liabilities assumed are based on preliminary management estimates and are subject to final valuation adjustments which may cause some of the amounts recorded as goodwill to be different from those shown on the Unaudited Pro Forma Condensed Combined Balance Sheet. Kinder intends to undertake a valuation study to determine the allocation of the total purchase price to the various assets acquired and liabilities assumed. The pro forma adjustment of US$85.8 million to goodwill represents the elimination of the historical goodwill balance of Terasen.

The preliminary allocation of the purchase price is as follows (US$ millions):

Current assets	$694.4
Goodwill	2,096.2
Investments	351.4
Property, plant and equipment, net	3,502.7
Deferred charges and other assets	641.9
Current liabilities	(1,495.4)
Deferred income taxes	(574.6)
Other deferred credits	(244.2)
Long-term debt	(1,670.3)

Total	$3,302.1

Upon finalization of the valuation, additional adjustments may be necessary to certain accounts, primarily property, plant and equipment and equity method investments. Any additional adjustment would depend upon, among other things, the extent to which the acquisition adjustments related to regulated operations are allowable for rate-making purposes. Management estimates that for every US$120 million of the purchase price that is allocated to property, plant and equipment, assuming a 30-year remaining life of the depreciable assets, annual depreciation expense will increase by approximately US$4 million and net income would decrease by US$2.6 million. Further, allocations of the excess purchase price to property, plant and equipment would result in additional deferred tax liabilities. Management estimates that for every US$30 million of the purchase price that is allocated to investments, and the allocation relates to the underlying depreciable assets of the equity-method investees, assuming a 30-year remaining life, the effect on equity in earnings of other equity investments would be a reduction of US$0.7 million, net of taxes.

(c)

Issuance of short-term notes under a 364-day bridge facility to fund the cash portion of the purchase price, see Note (a). It is Kinder’s intention to issue fixed-rate long-term debt within a reasonable period after completion of the Arrangement, with the proceeds used to retire the short-term notes issued under the bridge facility. It is anticipated that the long-term debt will have a variety of maturities and an average interest rate of approximately 5.1%, see Note (o).

(d)

To adjust the US$1,639.3 million carrying value of Terasen long-term debt securities to reflect market value of US$1,670.3 million. Adjustments were made to the carrying value of Terasen Inc. and Terasen Pipelines (Trans Mountain) Inc. debt securities, which had maturity dates ranging from 2006 to 2014. No adjustment was made to the carrying value of Terasen Gas Inc. debt securities due to the rate-regulated nature of Terasen Gas Inc.’s business in which recovery in rates of the costs related to these debt securities is subject to the regulation of the BCUC. The Terasen Pipelines (Trans Mountain) Inc. debt securities were repaid on November 1, 2005, and the fair value assigned to them for these pro forma statements is equal to the redemption value on that date.

(e)

Elimination of the historical stockholders’ equity balances of Terasen.

(f)

Market value of Kinder Common Shares issued, see Note (a).

(g)

Current deferred income tax asset, recorded in conjunction with the pro forma adjustment for estimated severance costs, see Note (j), using an income tax rate of 34.5%.

(h)

Preliminary fair value adjustment for property, plant and equipment based on management’s best estimate of expected future cash flows from the Trans Mountain pipeline. No adjustment was made to the carrying value of Terasen Inc.’s natural gas distribution companies’ property, plant and equipment, which approximates US$2.4 billion as of September 30, 2005, due to the rate-regulated nature of the businesses, which are subject to the regulation of the BCUC.

(i)

Current income tax benefit related to merger transaction expenses, see Note (k).

(j)

Estimated known severance costs related to involuntary employee termination costs based on a preliminary plan identifying certain employees that will be involuntarily terminated. The assessment of this plan will be completed as soon as possible and such actions will be finalized within a reasonable period of time upon finalization of the plan. Additional severance costs are likely, however, the amount of these costs is not known.

(k)

Estimated merger transaction costs, primarily related to investment banker and legal fees, see Note (a). As required by U.S. GAAP, estimated merger transaction costs of approximately US$17 million (Cdn$20 million) incurred by Terasen have not been reflected in these Unaudited Pro Forma Statements.

(l)

The pro forma balance sheet adjustment to deferred income taxes of US$16.7 million results from the tax effects of the pro forma adjustments described herein to the long-term assets acquired and liabilities assumed, using an income tax rate of 34.5%.

(m)

Represents an adjustment to reflect a liability for the excess of the projected benefit obligation related to pension plans and of the accumulated postretirement benefit obligation for postretirement benefits other than pensions over the fair value of the respective plan assets. An asset has been recorded for certain pension plans where the fair value of plan assets is in excess of the related projected benefit obligation.

(n)

Amortization of the preliminary fair value adjustment for property, plant and equipment, see Note (h), amortized over a period of 30 years, the estimated remaining useful life of the assets.

(o)

Incremental interest expense calculated on the short-term notes issued under the bridge facility, at an interest cost of approximately 4%, to fund the cash portion of the purchase price, see Note (c). It is Kinder’s intention to issue fixed-rate long-term debt within a reasonable period after completion of the Arrangement, with the proceeds used to retire the short-term notes issued under the bridge facility. It is expected that the incremental long-term debt will have a variety of maturities at current market rates and spreads, with a portion swapped to floating rates in order to attain a 50% fixed/50% floating debt ratio, with an average annual interest cost of approximately 5.1%. The expected long-term financing would result in an increase in annual interest expense, including amortization of debt issuance costs, of approximately US$24.6 million over the annual interest expense of the bridge facility. The increase in interest expense would result in a decrease in annual income from continuing operations of approximately US$7.3 million. A change of 0.125% in the effective interest rate on the incremental debt would cause a change in annual interest expense of US$0.8 million, net of income tax.

(p)

Amortization of the adjustment to the fair value of Terasen debt securities calculated using the effective interest method, see Note (d).

(q)

Pro forma adjustment to income tax expense, calculated utilizing estimated income tax rates of 34.5% for Canada and 37.2% for the U.S.

(r)

Adjustments to classify Terasen’s Water and Utility Services business segment as discontinued operations. It is management’s intention to dispose of this business segment and therefore, in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the results of operations of this segment have been excluded from the Unaudited Pro Forma Condensed Combined Statements of Operations, as Adjusted, for the periods presented because these statements present results from continuing operations only. In addition, the assets and liabilities to be disposed of have been presented separately in the Unaudited Pro Forma Condensed Combined Balance Sheet.